Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No 333-265746, File No. 333-271230, File No. 333-269465 and File No. 333-261887) on Form S-8 (No. 333-264127) of BigBear.ai Holdings, Inc. of our report dated March 26, 2024 relating to the financial statements of Pangiam Ultimate Holdings, LLC, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Washington, DC

March 27, 2024